Exhibit 99.1

NEWS RELEASE

CONTACT:	Gary S. Maier/Crystal Warner
Maier & Company, Inc.
(310) 442-9852

FUEL SYSTEMS RECEIVES NASDAQ STAFF DETERMINATION LETTER

—Company Requests Hearing—

SANTA ANA, CA – March 22, 2007 – Fuel Systems Solutions, Inc. (Nasdaq Global:FSYS) today said it has received a staff determination letter, from Nasdaq stating that the company’s Form 10-K for fiscal year 2006 has not been filed, which violates Nasdaq’s continued listing requirements set forth in Marketplace Rule 4310(c)(14), and that the company’s securities are, therefore, subject to delisting from The Nasdaq Global Market. The company has requested a hearing before a Nasdaq Listing Qualifications Panel to review the staff determination and will attempt to prevent the delisting of its common stock. No delisting action will take place prior to the hearing, which is typically held 30 to 45 days after the date of the hearing request. However, there can be no assurance that the panel will grant the company’s request for continued listing at that time.

As indicated in its filing of Form 12b-25 on March 19, 2007 with the Securities and Exchange Commission, a special committee of the company’s board of directors, comprised solely of independent directors, is in the process of conducting a company-initiated, voluntary review of its historical stock option grants from 1996 to 2006. As such, the company will delay filing its annual report on Form 10-K for fiscal 2006 until the special committee has completed its investigation. The company has informed the Securities and Exchange Commission that its historical stock option grants are being reviewed. The company will provide a public statement once its review is completed.

Fuel Systems Solutions is a holding company currently comprised of two operating subsidiaries, IMPCO Technologies and BRC Gas Equipment. Additional information is available at www.fuelsystemssolutions.com. IMPCO designs, manufactures, markets and supplies advanced products and systems to enable internal combustion engines to run on clean burning gaseous fuels such as natural gas, propane and biogas. IMPCO is a leader in the heavy duty, industrial, power generation and stationary engines sectors. Headquartered in Santa Ana, California, IMPCO has offices throughout Asia, Europe, Australia and North America. Additional information is available at www.impcotechnologies.com. BRC produces a complete range of systems for converting vehicles to gaseous fuel to meet market requirements. BRC is a leader in the light duty and automobile alternative

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fuel sectors and has established alliances with several major automobile manufacturers for OEM projects. Headquartered in Cherasco, Italy, BRC has offices throughout Asia, Europe and South America. Additional information is available at www.brc.it

This press release contains certain forward-looking statements that involve risks and uncertainties, including, without limitation, expressed or implied statements concerning the company’s expectations regarding an internal review of its historical stock option grants and the timing of the Nasdaq listing qualifications hearing. Such statements are only predictions, and the company’s actual results may differ materially. Factors that may cause the company’s results to differ include, but are not limited to: risks that the review will not be completed in a timely manner; risks that the review and the announcement thereof will cause disruption of the company’s operations and distraction of its management; risks that the review will identify other issues not currently being considered that could delay or alter the results of the review; and risks of adverse regulatory action or litigation.

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